EXHIBIT 10.4

FOR IMMEDIATE RELEASE

Contacts:   Urologix:
            Fred B. Parks, Chairman and CEO
            Todd E. Paulson, Chief Financial Officer
            Brooks West, Director, Marketing & Business Development
            (763) 475-1400

  Urologix Announces Agreement for the Development of Real-Time Imaging System

      Minneapolis - August 2, 2005 - Urologix(R), Inc. (NASDAQ:ULGX), has entered into a co-development agreement with ProUroCare Medical, Inc. (OTC BB:
PRRC.OB), and Rensselaer Polytechnic Institute to develop a real-time temperature imaging system, ProUroVision(TM), to be utilized with Urologix' Cooled ThermoTherapy(TM) treatment of benign prostatic hyperplasia (BPH) as well as potential new indications.

      Cooled ThermoTherapy is a single, minimally invasive in-office treatment that uses targeted microwave energy combined with a unique cooling mechanism to provide safe, effective and lasting relief from BPH symptoms. BPH, also known as enlarged prostate disease, is a non-cancerous condition that can make urination difficult or painful and is common in men over the age of 50.

      "We look forward to working with the researchers at Rensselaer Polytechnic Institute and the scientific and engineering team at ProUroCare," said David Montecalvo, Urologix vice president of product development and operations. "If successful, we will be able to provide accurate discrete temperature measurements at multiple points in the prostate. This information will allow our treating physicians to view an image of the patients' prostate during the procedure, showing the heating effect and associated tissue necrosis resulting from our Cooled ThermoTherapy treatment in real-time."

      Maury Taylor, ProUroCare chairman and chief executive officer, commented, "We are excited about working with Urologix, the leader in the treatment of BPH. We believe this proprietary technology will prove to enhance the physician's vision of the Cooled ThermoTherapy treatment. This relationship ensures that this newly developed technology, if effective, will receive optimal distribution in the urology marketplace."

      Fred Parks, Urologix chairman and chief executive officer, added, "This development opportunity exemplifies our commitment to providing efficient, efficacious and economical treatment options for physicians and the ever-increasing number of BPH patients. Further, it advances our plans to expand our core technology into new disease states and patient populations."

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About BPH

      BPH, also known as enlarged prostate disease, is a non-cancerous condition in which prostate cells begin to increase in number. This growth, a normal part of aging process, causes the gland to compress the urethra making urination difficult or painful. Although it is not known exactly what causes an enlarged prostate, it is a common condition generally affecting men over age 50. In fact, more than half of all men over age 60 have BPH symptoms. If left untreated, BPH can lead to more serious health problems, such as urinary retention, bladder stones, urinary infections or kidney damage. BPH affects more than 23 million men worldwide.

About ProUroCare

      ProUroCare Medical Inc., based in Minneapolis, is developing innovative diagnostic and treatment approaches for male prostate disease and other genito-urinary related conditions. The company is primarily focused on tactile sensor technology and the ProUroScan(TM) system that is capable of identifying tissue abnormalities and mapping the prostate to assist the physician's diagnostic process. In addition, ProUroCare is developing the ProUroVision(TM) proprietary vision technology for thermal therapy systems to aid in the treatment of prostate-related diseases.

About Urologix

      Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of BPH. Urologix markets its products under the Targis(R) and Prostatron(R) names. Both systems utilize Cooled ThermoTherapy(TM) - targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort - and provide safe, effective, lasting relief of the symptoms of BPH.